EXHIBIT 99.1

PlasmaTech News

Company and Media Contact:
Christine Berni
Vice President, Corporate Development
PlasmaTech Biopharmaceuticals, Inc.
(212) 786-6208

PlasmaTech Biopharmaceuticals, Inc. Announces Reverse Stock Split, Ticker Change and Launches New Corporate Website

Company Name Officially Changes from Access Pharmaceuticals, Inc. to PlasmaTech Biopharmaceuticals, Inc.

Dallas, TX and New York, NY, October 24, 2014 – PlasmaTech Biopharmaceuticals, Inc. (OTCQB: ACCPD), formerly Access Pharmaceuticals, Inc. (ACCP), a biopharmaceutical company advancing patient care in critical areas, announced it has implemented a 1-for-50 reverse split of its common stock effective at the opening of trading on Friday, October 24, 2014.  PlasmaTech’s common stock will trade on a split-adjusted basis under new CUSIP number 72754H109 and temporary ticker symbol "ACCPD”. After 20 days, the common stock will commence trading under the ticker symbol (PTBI).  In addition, the Company has changed its name to PlasmaTech Biopharmaceuticals, Inc. and launched its new corporate website: www.plasmatechbio.com.

As a result of the stock split, every fifty shares of issued and outstanding PlasmaTech Bio common stock (formerly Access Pharmaceuticals stock) will be converted into one share of common stock.  Proportional adjustments will be made to the Company's options, warrants and conversion terms in convertible notes.  Any fractional shares resulting from the reverse stock split will be rounded up to the next whole share.

Information to Shareholders
Stockholders who have existing stock certificates will receive written instructions by mail from the Company's transfer agent, American Stock Transfer & Trust Company.  Stockholders who hold their shares in brokerage accounts or "street name" are not required to take any action to effect the exchange of their shares. Such stockholders will be contacted by their brokers with instructions.

About PlasmaTech Biopharmaceuticals, Inc.
Formerly Access Pharmaceuticals, Inc., PlasmaTech Biopharmaceutcials, Inc. is a biopharmaceutical company focused on advancing targeted treatments for significant unmet needs of critical patient care. Exploiting two distinct proprietary platforms, Salt Diafiltration (SDF™) Process and Polymer Hydrogel Technology (PHT™), PlasmaTech Bio is active in the development and commercialization of plasma-derived therapeutics and cancer supportive care products. The company has a robust product pipeline that includes two commercial stage products, MuGard® and ProctiGard™ and multiple follow-on products in development. For more information visit, www.plasmatechbio.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include those relating to: our cash burn rate, clinical trial plans and timelines and clinical results for MuGard and ProctiGard, our ability to achieve clinical and commercial success and our ability to successfully develop marketed products. These statements are subject to numerous risks, including but not limited to PlasmaTech's need to obtain additional financing in order to continue the clinical trial and operations and to the risks detailed in PlasmaTech’s Annual Reports on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission.